Exhibit 10.10

B E A Systems, Inc	2315 North First Street San Jose, California 95131 Phone: 408.570.8000 Fax: 408-570-8901

March 22, 2006

Bill Klein

2315 North First St.

San Jose, CA.

RE:    FY07 Compensation Awards

Dear Bill:

I’m happy to advise that the Compensation Committee has approved the following FY07 Equity Awards in recognition of your contributions over the last fiscal year.

Equity

The Compensation Committee approved the granting of 145,000 non-qualified stock options (standard 4 year vest) as well as 48,333 Restricted Stock Units (RSU’s) with a 4 year vest. The options will be priced on the next Unanimous Written Consent at Fair Market Value and you will receive the option and RSU agreements under separate cover.

FY07 Bonus Plan

Also, please be advised that the FY07 Corporate Bonus Plan will be modified to provide for an annual payout (from the previous semi-annual payout schedule) as well as an MBO provision for Succession Planning. Please reference the Plan Document for specifics, which will be sent under separate cover

Bill, I deeply appreciate your contributions and look forward to FY07 with optimism and excitement. Thanks for all of your hard work!